Exhibit 10.4
P. Kern (2020 PSU Award Agreement)

EXPEDIA GROUP, INC. PERFORMANCE STOCK UNIT AGREEMENT
THIS PERFORMANCE STOCK UNIT AGREEMENT, including the Performance Goal Schedule in Exhibit A attached hereto and any additional terms and conditions set forth in any appendix for the Participant's country ("Exhibit A," the "Appendix" and, collectively with the Performance Stock Unit Agreement, this "Agreement"), dated as of the Award Date, is concluded by and between Expedia Group, Inc., a U.S. Delaware corporation (the "Corporation"), and the undersigned employee of the Corporation, Affiliate or Subsidiary (the "Participant").
All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Corporation's Fourth Amended and Restated 2005 Stock and Annual Incentive Plan (as amended from time to time, the "Plan"). Reference is made to the Summary of Award, which may be found on the Morgan Stanley StockPlan Connect website at www.stockplanconnect.com (or any successor system selected by the Corporation).
1.    Award, Vesting and Settlement of Performance Stock Units
(a)    Subject to the terms and conditions of the Summary of Award, this Agreement and the Plan, the Corporation hereby grants the Performance Stock Units ("PSUs") to the Participant pursuant to Section 7 of the Plan. The Summary of Award sets forth the target number of PSUs ("Target PSUs") granted to the Participant by the Corporation and the Award Date (among other information).
(b)    Subject to the terms and conditions of the Summary of Award, this Agreement and the Plan, and the Participant's continuous employment by the Corporation or one of its Subsidiaries or Affiliates, or the Participant's continuous provision of services to the Corporation or one of its Subsidiaries or Affiliates, the PSUs shall vest as described in the Summary of Award based on the attainment of the Performance Goal outlined in Exhibit A. To the extent the Performance Goal has been achieved and the PSUs have vested, they shall no longer be subject to any restriction following such vesting (such period during which restrictions apply is the "Restriction Period").
(c)    As soon as practicable after the completion of the applicable Performance Period (as defined in Exhibit A), the Committee shall determine the level of attainment of the Performance Goal. On the basis of such determination, the number of Earned PSUs (as defined in Exhibit A) will be calculated in accordance with the terms of Exhibit A, and such Earned PSUs will vest on the applicable Vesting Date set forth in Exhibit A. To the extent that the level of attainment of the Performance Goal is below Target Performance as outlined in Exhibit A, a portion of the Target PSUs will be forfeited, as set forth in Exhibit A. Further, vesting will cease upon the Participant's Termination of Employment, except as otherwise provided in Section 2 below.
(d)    The vested PSUs shall be settled as soon as practicable after each Vesting Date (but, in no event later than March 15 of the calendar year following the end of the calendar year in which the applicable Vesting Date or such other vesting event under this Agreement occurs). Subject to Section 6 herein (pertaining to the withholding of taxes), for each PSU settled pursuant to this Section, the Corporation shall issue one Share for each vested PSU (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Committee in its discretion). Notwithstanding the foregoing, the Corporation shall be entitled to hold the Shares issuable upon settlement of PSUs that have vested until the Corporation or the agent selected by the Corporation to manage the Plan under which the PSUs have been issued (the "Agent") shall have received from the Participant a duly executed Form W-9 or W-8, or such other form required by the tax authorities, as applicable.
2.    Termination of Employment

(a)    Except as otherwise set forth in the Plan, in Sections 2(b) or 2(c) below or in any written employment or separation agreement entered into between the Participant and the Corporation, in the event of the Participant's Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant's employment or service agreement, if any), the Participant's right to receive the PSU Award and for it to vest under the Plan, if at all, will cease as of such date of Termination of Employment and any unvested PSUs will be forfeited effective as of such date. Upon such Termination of Employment, the Participant shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate the Participant for the loss of any rights under this Agreement or the Plan.
(b)    In the event of the Participant's Termination of Employment due to the Participant's death or Disability during a Performance Period, the Target PSUs allocated to such Performance Period shall immediately vest. In the event of the Participant's Termination of Employment due to the Participant's death or Disability at or after the end of a Performance Period, the Earned PSUs, as determined by the Committee for such Performance Period, shall immediately vest. Notwithstanding the foregoing, the value of the PSUs that vest pursuant to this Section 2(b), when combined with the aggregate value of other Awards held by the Participant under the Plan (if any) and subject to vesting upon the Participant's Termination of Employment due to death or Disability (the "Aggregate Accelerated Award Value"), may not exceed US $1,000,000 (the "Limit"). If the Participant's Aggregate Accelerated Award Value would exceed the Limit, then the extent to which the PSUs vest upon the Participant's Termination of Employment due to the Participant's death or Disability shall be reduced to the extent necessary to ensure that the Limit is not exceeded, and on a proportionate basis with the Participant's other applicable Awards under the Plan (if any). For purposes of determining the Aggregate Accelerated Award Value: (i) the value of the PSUs shall be determined as the aggregate Fair Market Value of the Shares subject to the Target PSUs or the Earned PSUs, as applicable, that would vest under this Section 2(b) in the absence of the Limit, as of the date of the Participant's Termination of Employment, and (ii) the value of the Participant's other applicable Awards under the Plan (if any) shall be determined in the manner set forth in the Award Agreements for such other Awards. Any Shares that become issuable pursuant to this Section 2(b) will be delivered to Participant, or in the case of the Participant's death, to the personal representative of the Participant's estate or the person to whom the PSUs are transferred by will or the applicable laws of descent and distribution. Such settlement of the PSUs will be made pursuant to Section 1(d), or in the case of the Participant's death, within such longer period as may be permitted under Section 409A of the Code.
(c)    In the event of the Participant's Termination of Employment (1) by the Corporation other than for Cause, death, or Disability, or (2) by the Participant for Good Reason (as defined in Section 2(d) below), any PSUs that are outstanding and unvested at the time of Termination of Employment but which would, but for the Termination of Employment, have vested during the 12 months following such termination, assuming solely for purposes of this Section 2(c) that each vesting tranche of the PSUs vested annually pro rata from the Award Date to the applicable Vesting Date, shall remain outstanding and shall vest, if at all, upon attainment of the Performance Goal outlined in Exhibit A. For example, if the Participant has a Termination of Employment under this Section 2(c) six months after the Award Date, 50% of the Target PSUs subject to the Tranche 1 Performance Period and 33.3% of the Target PSUs subject to the Tranche 2 Performance Period would remain outstanding and eligible to vest, subject to the achievement of the Performance Goal for each vesting tranche, as provided in Exhibit A. Any PSUs that vest pursuant to this Section 2(c) will be settled in accordance with Section 1(d).
(d)    For purposes of Section 2(c), Good Reason shall mean the occurrence of any of the following without Participant’s prior written consent: (A) the Corporation’s material breach of any material provision of the Agreement, (B) the material reduction in the Participant’s title (Executive Vice Chairman), duties or reporting responsibilities, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to the Agreement, or (C) Barry Diller no longer serving as Chairman and Senior Executive Officer of the Corporation (or comparable positions of board and executive leadership); provided that in no event shall Participant’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (C) shall have occurred and Participant provides the Corporation with written notice thereof within 30 days after Participant has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Participant believes constitutes Good Reason, (y) the Corporation fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) Participant resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.
(e)    For purposes of the PSU Award, the date of Termination of Employment will be the date the Participant is no longer actively providing services to the Corporation or any Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant's employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed or providing services for purposes of his or her PSU Award (including whether the Participant may still be considered to be providing services while on a leave of absence).
(f)    Notwithstanding the provisions of Section 1(b), if any PSUs vest within two years prior to (i) the Participant's Termination of Employment for Cause, or (ii) the Participant's voluntary Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Corporation shall be entitled to recover from the Participant, at any time within two years following such vesting, and the Participant shall pay over to the Corporation on demand, an amount equal to the aggregate Fair Market Value of the Common Stock subject to such vesting.

3.    Non-Transferability of the PSUs
Except as determined by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.
4.    Rights as a Stockholder
Except as otherwise specifically provided in this Agreement, during the Restriction Period, the Participant shall not be entitled to any voting rights, rights to dividends or any other rights of a stockholder with respect to the PSUs.
5.    Adjustment in the Event of Change in Stock; Change in Control
Upon the occurrence of certain events relating to the Corporation's Common Stock contemplated by Section 3(d) of the Plan, the Committee shall make adjustments in accordance with such Section. Unless otherwise determined by the Committee, in the event of a Change in Control, the provisions of Section 10 of the Plan shall apply, provided that for this purpose the number of PSUs (if any) that may be eligible to vest at or following the Change in Control will be (a) the Target PSUs if the Change in Control occurs prior to the completion of fifty percent (50%) of the applicable Performance Period, or (b) the Earned PSUs, as calculated by the Committee as of the time of the Change in Control in accordance with Exhibit A, if the Change in Control occurs when at least fifty percent (50%) of the applicable Performance Period has been completed.
6.    Taxes and Withholding
(a)    The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Subsidiary or Affiliate which employs the Participant or for which the Participant otherwise renders services (the "Employer"), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (the "Tax-Related Items") is and remains the Participant's responsibility and may exceed the amount, if any, actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSU Award, including, but not limited to, the grant and vesting of the PSUs, the receipt of cash or any dividends and the subsequent sale of the Shares issued at settlement of the PSUs; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, the Participant acknowledges that, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    The Participant agrees to make, prior to any relevant taxable or tax withholding event, as applicable, adequate arrangements satisfactory to the Corporation, and/or the Employer (or former employer) to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all applicable Tax-Related Items by one or a combination of the following:
i.withholding from the Participant's wages or other cash compensation paid to the Participant by the Corporation or the Employer; or
ii.withholding from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant's behalf pursuant to this authorization without further consent), or

iii.withholding in Shares to be issued upon settlement of the PSUs, provided, however, that if the Participant is a Section 16 officer of the Corporation under the Exchange Act, then the Corporation will withhold in Shares upon the relevant tax withholding event, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items will be satisfied by method (1) above.
(c)    The Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates in the Participant's country, including maximum rates applicable in the Participant's jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the Participant does not receive a refund of any over-withheld amount from the Corporation or the Employer, the Participant may seek a refund from the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)    Finally, the Participant agrees to pay to the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold as a result of the Participant's participation in the Plan that cannot be satisfied by the means previously described. The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Participant with this Section 6. The Corporation may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section 6.
7.    Other Restrictions
(a)    The Participant acknowledges that the Participant is subject to the Corporation's policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, the Participant may be prohibited from selling Shares issued upon vesting of the PSUs other than during an open trading window.
(b)    The Participant acknowledges that the Participant may be subject to the Corporation's Stock Ownership Policy and/or Incentive Compensation Clawback Policy (as such may be amended from time to time, or any successor policies thereto), applicable to certain senior executives of the Corporation, and the PSUs and this Agreement shall constitute good and valuable consideration for such acknowledgment and agreement. Further, the PSUs (and any shares of Common Stock issued under this Award or the aggregate Fair Market Value thereof) are subject to recoupment as may be required by applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder and any compensation recovery policy otherwise required by applicable law.
(c)    The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and, if different, the Participant's country, the Agent's country and/or the country where Shares are listed, which may affect the Participant's ability to directly or indirectly, for him- or herself or for a third party, accept or otherwise acquire, or sell, attempt to sell or otherwise dispose of, Shares or rights to Shares (e.g., the PSUs) under the Plan during such times as the Participant is considered to have "inside information" regarding the Corporation (as defined by the laws or regulations in the applicable jurisdiction) or the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (1) disclosing the inside information to any third party (other than on a "need to know" basis) and (2) "tipping" third parties or otherwise causing them to buy or sell securities; including "third parties" who are fellow employees. Any restrictions under these laws or regulations are separate from and in addition to the restrictions imposed under the Corporation's Securities Trading Policy or other insider trading policy. The Participant further acknowledges that it is the Participant's responsibility to comply with any applicable restrictions and that the Participant should speak to a personal legal advisor on this matter.
(d)    Notwithstanding any other terms and conditions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Corporation shall not be required to deliver any Shares issuable upon vesting of the PSUs prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities, exchange control or other law, or under rulings or regulations of the Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Corporation shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Corporation is under no obligation to register or qualify the Shares with the Commission or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Corporation shall have unilateral authority to amend the Plan and the Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
8.    Nature of Award
In accepting the PSU Award, the Participant acknowledges that:

(a)
the Plan is established voluntarily by the Corporation, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted in the Plan;

(b)
the Award of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs, benefits in lieu of PSUs or other Awards, even if PSUs have been awarded in the past;

(c)	all decisions with respect to future awards of PSUs or other Awards, if any, will be at the sole discretion of the Corporation;

(d)
the Award of the PSUs and the Participant's participation in the Plan will not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Corporation, the Employer or any other Subsidiary or Affiliate and shall not interfere with the ability of the Employer to terminate the Participant's employment or service relationship (if any);

(e)	the Participant is voluntarily participating in the Plan;

(f)	the Award of the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)
unless otherwise agreed in writing with the Corporation, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or an Affiliate;

(h)
the Award of the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Award of the PSUs resulting from (i) the application of any recoupment as described in Section 7(b) herein or (ii) the Participant's Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant's employment or service agreement, if any);

(j)	the future value of the Shares subject to the PSUs is unknown and cannot be predicted with certainty;

(k)	if the Participant vests in the PSUs and acquires Shares, the value of such Shares may increase or decrease in value; and

(l)
neither the Corporation, the Employer nor any other Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between the Participant's local currency (if not the United States dollar) and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the vesting of the PSUs or the subsequent sale of any Shares acquired upon vesting.

9.    Notices
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Participant: at the last known address on record at the Corporation.
If to the Corporation:
Expedia Group, Inc.
1111 Expedia Group Way W
Seattle, WA 98111
U.S.A.
Attention: Chief Legal Officer and Secretary
Facsimile: +1(425) 679-7251
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.
10.    Effect of Agreement
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.
11.    Laws Applicable to Construction; Consent to Jurisdiction
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the PSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Participant hereby agrees and consents to the personal jurisdiction of said courts over the Participant for purposes of the resolution of any and all such disputes.
12.    Severability
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
13.    Conflicts and Interpretation
Applicable terms of the Plan are expressly incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (1) interpret the Plan, (2) prescribe, amend and rescind rules and regulations relating to the Plan and (3) make all other determinations deemed necessary or advisable for the administration of the Plan.
In the event of any (x) conflict between any information posted on the Morgan Stanley Benefit Access System (or successor system) and this Agreement, the Plan and/or the books and records of the Corporation or (y) ambiguity in any information posted on the Morgan Stanley Benefit Access System (or successor system), this Agreement, the Plan and/or the books and records of the Corporation, as applicable, shall control.
14.    Amendment; Waiver
The Corporation may modify, amend or waive the terms of the PSU Award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, Nasdaq or other applicable or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
15.    Headings
The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
16.    Data Privacy
a.The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Corporation, the Employer and any other Subsidiaries and Affiliates (the "Group") for the purposes described in this Agreement and any other Award materials, including:

(1)	verifying the Participant's identity and implementing, administering and managing the Participant's participation in the Plan;

(2)	administration and management of the Plan, including purchase, transfer, disposal or other transactions relating to any Shares acquired under the Plan and all purposes incidental thereto;

(3)	the archival of documents and records in both electronic and physical form for record keeping purposes;

(4)	conducting financial reporting and analysis related to the Plan's operations;

(5)	complying with the Group's policies and procedures;

(6)	preventing, detecting and investigating crime, including fraud and any form of financial crime, and analyzing and managing other commercial risks;

(7)
compliance with any applicable rules, laws and regulations, codes of practice or guidelines, including, without limitation, compliance with laws and regulations (local and foreign) which may apply to the Plan, the Group, or to assist in law enforcement and investigations by relevant authorities; and

(8)	subject to applicable law, any other purposes set out in this Agreement.
b.The Participant understands and acknowledges that the Group holds, or may hold, certain personal data about him or her, including, but not limited to, his or her name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Awards or any other entitlements to Shares or equivalent benefits awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Participant's favor ("Data"), for the purpose of implementing, administering and managing the Plan.
c.The Participant understands, acknowledges and agrees that Data may be transferred to Morgan Stanley Smith Barney LLC and certain of its affiliated companies ("Morgan Stanley"), or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant's country of residence or elsewhere, and that the recipient's country may have different data privacy laws and protections to those of the Participant's country. The Corporation and/or the Employer may also disclose Data to any third party in connection with any actual or prospective restructuring, sale or acquisition of the Corporation, any of its Affiliates or Subsidiaries, or the Employer, or any assets of the Group. In accordance with applicable law, the Corporation may also be required to disclose Data to relevant government regulators or authorities or law enforcement agencies. The Participant authorizes any such recipients (presently or in the future) to receive, collect, possess, use, retain, disclose and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data to the Agent or other third party with whom the Participant may elect to deposit any Shares acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that, if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, request a list with the names and addresses of any potential recipients of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting his or her local human resources representative.
d.The Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant's employment or other service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant's consent is that the Corporation would not be able to grant PSUs or other Awards to the Participant or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant may contact the local human resources representative.
e.Finally, the Participant agrees, upon request of the Corporation or the Employer, to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Corporation and/or the Employer) that the Corporation and/or the Employer may deem necessary to be obtained from the Participant for the purpose of administering participation in the Plan in compliance with the data privacy laws in Participant's country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Corporation and/or the Employer.
(f)     The Group processes the Participant's personal data in accordance with the Expedia Group Global Staff Privacy Notice and for legitimate purposes as described in this Section 16. Such processing activities include data transfer to third parties and countries or jurisdictions outside of where Participant is employed and as necessary for the provision of this Agreement and to comply with applicable laws and legal obligations. The Expedia Group Global Staff Privacy Notice, Expedia Group Record Retention Policy and other applicable Expedia Group policies are available on the Corporation's intranet portal.
17.    Choice of Language
The Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English as to allow the Participant to understand the terms of this Agreement and any other documents related to the Plan. If the Participant has received this Agreement and/or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version in any way, the English version will control.
18.    Electronic Delivery and Acceptance
(a)    The Corporation may, in its sole discretion, decide to deliver any documents related to the PSUs awarded under, and participation in, the Plan or future options that may be awarded under the Plan by electronic means or to request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Agent or Corporation or a third party designated by the Corporation.
(b)    Electronic acceptance of this Agreement pursuant to the Corporation's instructions to the Participant (including through an online acceptance process managed by the Agent or Corporation or another third party designated by the Corporation) shall constitute execution of the Agreement by the Participant.
19.    Imposition of Other Requirements
The Corporation reserves the right to impose other requirements on the Participant's participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.    Foreign Asset/Account Reporting Requirements, Exchange Controls.
The Participant's country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant's ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant's country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant's country of residence. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant's responsibility to be aware of and compliant with all such requirements, and that the Participant should consult a personal legal and tax advisor, as applicable, to ensure the Participant's compliance.
21.    No Advice Regarding Grant
The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant understands and acknowledges that he or she should consult with his or her own personal tax, legal and financial advisors regarding the Participant's participation in the Plan before taking any action related to the Plan.

IN WITNESS WHEREOF, the Corporation's duly authorized representative and the Participant have each executed this Agreement.

EXPEDIA GROUP, INC.

/s/ Robert Dzielak
Name:	Robert Dzielak
Title:	Chief Legal Officer and Secretary

PARTICIPANT

/s/ Peter Kern

Exhibit A
Performance Goal Schedule
1.Number of PSUs Eligible to Vest
The Target PSUs set forth in the Summary of Award shall be divided equally into two vesting tranches, such that fifty percent (50%) of the Target PSUs shall be eligible to vest based on attainment of the Performance Goal during the Tranche 1 Performance Period and fifty percent (50%) of the Target PSUs shall be eligible to vest based on attainment of the Performance Goal during the Tranche 2 Performance Period (as set forth in Section 2 of this Exhibit A). In the event that the aggregate Target PSUs is an odd number, an additional PSU shall be allocated to Tranche 2.
For each vesting tranche of the PSUs, the number of PSUs that is eligible to vest based on attainment of the Performance Goal shall be calculated as fifty percent (50%) of the Target PSUs multiplied by the Performance Attainment Factor (as set forth below) for the applicable Performance Period, rounded to the nearest whole share (such PSUs, the "Earned PSUs"). Subject to the terms of the Agreement, any Earned PSUs shall vest and become payable only if the Participant does not have a Termination of Employment prior to the applicable Vesting Date set forth in Section 6 of this Exhibit A.
The calculation of the Earned PSUs, the Performance Attainment Factor, and the Stock Price CAGR shall be determined by the Committee after the end of each Performance Period.
2.Performance Periods
The performance periods for each vesting tranche of the Target PSUs are as described below (each, a "Performance Period"):
Tranche 1 Performance Period: Award Date through December 31, 2021.
Tranche 2 Performance Period: Award Date through December 31, 2022.
Notwithstanding the above, if a Change in Control occurs when at least fifty percent (50%) of the applicable Performance Period has been completed, any ongoing Performance Period shall run from the Award Date through the date of the Change in Control. If a Change in Control occurs prior to the completion of fifty percent (50%) of the applicable Performance Period, the treatment of the PSUs is governed by Section 5 of the Agreement.
3.Performance Goal
The Performance Goal applicable to both vesting tranches of the PSUs is based on the Corporation's Stock Price CAGR (as defined below) during the applicable Performance Period, rounded to two decimal places, as set forth in the table below:

Performance Goal	Performance Attainment Factor
Minimum Performance - Stock Price CAGR less than 5.00%	0.00%
Threshold Performance - Stock Price CAGR equal to 5.00%	50.00%
Target Performance - Stock Price CAGR equal to 10.00%	100.00%
Maximum Performance - Stock Price CAGR greater than or equal to 15.00%	150.00%
If the Corporation's Stock Price CAGR for the applicable Performance Period is greater than Threshold Performance but less than Target Performance, the Performance Attainment Factor shall be interpolated on a straight-line basis between 50.00% and 100.00% based on the applicable Stock Price CAGR.

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If the Corporation's Stock Price CAGR for the applicable Performance Period is greater than Target Performance but less than Maximum Performance, the Performance Attainment Factor shall be interpolated on a straight-line basis between 100.00% and 150.00% based on the applicable Stock Price CAGR.
Notwithstanding the foregoing, in no event shall the Participant be eligible to achieve a Performance Attainment Factor in excess of 150.00% as it relates to the determination of the number of PSUs eligible to vest pursuant to the calculation in Section 1 of this Exhibit A.
4.Performance Criteria
"Beginning Stock Price" shall mean closing price of the Corporation's Common Stock on the Award Date.
"Ending Stock Price" shall mean either (i) the average of the closing prices of the Corporation's Common Stock for the 30 trading days ending on the last trading day of the applicable Performance Period, or (ii) if a Change in Control occurs when at least fifty percent (50%) of the applicable Performance Period has been completed, then the per Share value of the consideration paid to the Corporation's stockholders in connection with the Change in Control.
"Stock Price CAGR" shall mean the compound annual growth rate (CAGR) of the Corporation's Common Stock, calculated as follows: (a) the quotient of the Ending Stock Price divided by the Beginning Stock Price, (b) raised to the power of a fraction, the numerator of which is one (1) and the denominator of which is the number of years (or partial years, as applicable) in the applicable Performance Period, and (c) subtracting one (1) from the final result of the calculation in (a) and (b).
5.Performance Goal Adjustments
The Committee has the authority to make an equitable and proportionate adjustment to the price of Corporation’s Common Stock to the extent (if any) necessary to preserve the intended incentives of the PSUs and mitigate the impact of any stock split, stock dividend (excluding regular cash dividends), reverse stock split or other applicable Share Change (as defined in the Plan) occurring between the start of the 30 day period over which the Beginning Stock Price is measured and the end of the Performance Period.
6.Vesting Date for any Earned PSUs
Subject to the terms of the Agreement, any Earned PSUs shall vest on February 15th of the year immediately following the end of the applicable Performance Period (the "Vesting Dates") and the Participant must be employed by or providing services to the Corporation or one of its Subsidiaries or Affiliates on the applicable Vesting Date in order to receive the Shares payable upon the vesting of PSUs.
Vesting Date for Tranche 1 PSUs: February 15, 2022.
Vesting Date for Tranche 2 PSUs: February 15, 2023.

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